Exhibit 99.1

Citizens First National Bank
401(k) and Profit Sharing Plan

EIN 36-0917979 PN 003

Accountants’ Report and Financial Statements

December 31, 2009 and 2008

Citizens First National Bank 401(k) and Profit Sharing Plan

December 31, 2009 and 2008

Report of Independent Registered Public Accounting Firm

Plan Administrator

Citizens First National Bank 401(k) and Profit Sharing Plan

Princeton, Illinois

We have audited the accompanying statements of net assets available for benefits of Citizens First National Bank 401(k) and Profit Sharing Plan as of December 31, 2009 and 2008, and the related statements of changes in net assets available for benefits for the years then ended.  These financial statements are the responsibility of the Plan's management.  Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  Our audits also included examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management and evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the net assets available for benefits of Citizens First National Bank 401(k) and Profit Sharing Plan as of December 31, 2009 and 2008, and the changes in its net assets available for benefits for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

The accompanying supplemental schedule of assets (held at end of year) is presented for the purpose of additional analysis and is not a required part of the basic financial statements, but is supplementary information required by the Department of Labor's Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974.  The supplemental schedule is the responsibility of the Plan's management.  The supplemental schedule has been subjected to the auditing procedures applied in the audits of the basic financial statements and, in our opinion, is fairly stated, in all material respects, in relation to the basic financial statements taken as a whole.

/sig/ BKD, LLP

Decatur, Illinois

June 25, 2010

Federal Employer Identification Number:  44-0160260

Citizens First National Bank 401(k) and Profit Sharing Plan

Statements of Net Assets Available for Benefits

December 31, 2009 and 2008

	2009	2008

Investments, At Fair Value	$20,174,286	$16,435,339

Receivables

Employer’s contribution	169,000	402,145
Employee’s contribution	30,732	—

	199,732	402,145

Net Assets Available for Benefits, At Fair Value	20,374,018	16,837,484

Adjustments from fair value to contract value for interest in collective trust relating to fully benefit-responsive contracts	(32,992)	13,486

Net Assets Available for Benefits	$20,341,026	$16,850,970

See Notes to Financial Statements	2

Citizens First National Bank 401(k) and Profit Sharing Plan

Statements of Changes in Net Assets Available for Benefits

Years Ended December 31, 2009 and 2008

	2009	2008

Investment Income (Loss)
Net appreciation (depreciation) in fair value of investments	$2,169,830	$(6,423,105)
Interest and dividends	604,771	708,503
	2,774,601	(5,714,602)

Contributions
Employer	591,270	807,552
Participants	911,398	854,913
Rollovers	3,547	1,581

	1,506,215	1,664,046

Total additions	4,280,816	(4,050,556)

Deductions
Benefits paid to participants	780,218	1,329,249
Administrative expenses	10,542	15,651

Total deductions	790,760	1,344,900

Net Increase (Decrease)	3,490,056	(5,395,456)

Net Assets Available for Benefits, Beginning of Year	16,850,970	22,246,426

Net Assets Available for Benefits, End of Year	$20,341,026	$16,850,970

See Notes to Financial Statements	3

Citizens First National Bank 401(k) and Profit Sharing Plan

Notes to Financial Statements

December 31, 2009 and 2008

Note 1:                   Description of the Plan

The following description of the Citizens First National Bank 401(k) and Profit Sharing Plan (Plan) provides only general information.  Participants should refer to the Plan Document and Summary Plan Description for a more complete description of the Plan’s provisions, which are available from the plan administrator.

General

The Plan is a defined contribution plan sponsored by Citizens First National Bank (Employer) covering all employees who have at least one year of service and are age 18 or older.  The Plan is subject to the provisions of the Employee Retirement Income Security Act of 1974 (ERISA).  JPMorgan Chase Bank is the trustee of the Plan.  ADP serves as Plan custodian.

Contributions

The Plan permits eligible employees through a salary deferral election to have the Employer make annual contributions of up to 100% of eligible compensation.  Employee rollover contributions are also permitted.  The Employer makes matching contributions of 100% of employees’ salary deferral amounts up to 3% of employee’s compensation and 50% of the employees’ compensation between 3% and 5%.  The Employer may also, at its sole discretion, contribute to the Plan an amount to be determined from year to year as a profit sharing contribution.  For the years ended December 31, 2009 and 2008, the profit sharing contribution was 1% and 3% of eligible compensation.  Contributions are subject to certain limitations.

Participant Investment Account Options

Investment account options available include various funds.  Each participant has the option of directing his contributions into any of the separate investment accounts and may change the allocation daily.

Participant Accounts

Each participant’s account is credited with the participant’s contribution, the Employer’s contribution and plan earnings.  The benefits to which a participant is entitled is the benefit that can be provided from the participant’s vested account.

Citizens First National Bank 401(k) and Profit Sharing Plan

Notes to Financial Statements

December 31, 2009 and 2008

Vesting

Participants are immediately vested in their voluntary contributions and the Employer’s matching contributions plus earnings thereon.  Vesting in the Employer’s profit sharing contribution portion of their accounts plus earnings thereon is based on years of continuous service.  A participant is fully vested after 5 years of continuous service.  The nonvested balance is forfeited upon payment of benefits.  Forfeitures may be used to reduce matching contributions, to pay Plan expenses or allocated among active participants based upon eligible compensation.

Payment of Benefits

Upon termination of service, an employee may elect to receive either a lump-sum amount equal to the value of his account or installments.

Participant Loans

The Plan document includes provisions authorizing loans from the Plan to active eligible participants.  The minimum amount of a loan shall be $1,000.  The maximum amount of a participant’s loans is determined by the available loan balance restricted to the lesser of $50,000 or 50% of the participant’s vested account balance.  All loans are covered by demand notes and are repayable over a period not to exceed five years except for loans for the purchase of a principal residence through payroll withholdings unless the participant is paying the loan in full.  Interest on the loans is charged at prime rate plus 1% at loan inception.

Plan Termination

Although it has not expressed an intention to do so, the Employer has the right under the Plan to discontinue its contributions at any time and to terminate the Plan, subject to the provisions of ERISA.  In the event of plan termination, participants will become 100% vested in their accounts.

Citizens First National Bank 401(k) and Profit Sharing Plan

Notes to Financial Statements

December 31, 2009 and 2008

Note 2:                   Summary of Significant Accounting Policies

Basis of Accounting

The accompanying financial statements are prepared on the accrual basis of accounting.

Investment contracts held by a defined-contribution plan are required to be reported at fair value.  Contract value is the relevant measurement attribute for that portion of the net assets available for benefits of a defined-contribution plan attributable to fully benefit-responsive investment contracts, because contract value is the amount participants would receive if they were to initiate permitted transactions under the terms of the plan.  The plan invests in investment contracts through a collective trust.  The Statement of Net Assets Available for Benefits presents the fair value of the investment in the collective trust, as well as the adjustment of the investment in the collective trust from fair value to contract value relating to the investment contracts.  The Statement of Changes in Net Assets Available for Benefits is prepared on a contract value basis.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of net assets and changes in net assets and disclosure of contingent assets and liabilities at the date of the financial statements.  Actual results could differ from those estimates.

Valuation of Investments and Income Recognition

Quoted market prices are used to value mutual funds.  Common stocks are valued at the closing price reported on the active market on which the individual security is traded.  Participant loans are valued at cost, which approximates fair value.

The plan’s interest in the common collective trust is valued based on information reported by the trustee using the audited financial statements of the collective trust at year end.

Purchases and sales of securities are recorded on a trade-date basis.  Interest income is recorded on the accrual basis.  Dividends are recorded on the ex-dividend date.  Net appreciation (depreciation) includes the Plan’s gains and losses on investments bought and sold as well as held during the year.

Citizens First National Bank 401(k) and Profit Sharing Plan

Notes to Financial Statements

December 31, 2009 and 2008

Plan Tax Status

The Plan operates under a nonstandardized adoption agreement in connection with a prototype retirement plan sponsored by Automatic Data Processing, Inc.  This prototype plan document has been filed with the appropriate agency.  The Plan has not obtained or requested a determination letter.  However, the Plan administrator believes that the Plan is currently designed and being operated in compliance with the applicable requirements of the Internal Revenue Code and that the Plan was qualified and the related trust was tax exempt as of the financial statement date.  The Plan is no longer subject to U.S. federal tax examinations by tax authorities for years before 2006.

Payment of Benefits

Benefit payments to participants are recorded upon distribution.

Administrative Expenses

Administrative expenses may be paid by the Employer or the Plan, at the Employer’s discretion.

Citizens First National Bank 401(k) and Profit Sharing Plan

Notes to Financial Statements

December 31, 2009 and 2008

Note 3:                   Investments

The Plan’s investments (including investments bought, sold and held during the year) appreciated (depreciated) in fair value as follows:

	2009
	Net Appreciation (Depreciation) in Fair Value During Year	Fair Value at End of Year

Mutual funds	$3,084,811	$17,356,044
Common stock	(914,981)	936,606
Common collective trust fund	—	1,419,205
Participant loans	—	462,431

	$2,169,830	$20,174,286

	2008
	Net (Depreciation) in Fair Value During Year	Fair Value at End of Year

Mutual funds	$(6,241,090)	$12,978,898
Common stock	(182,015)	1,718,456
Common collective trust fund	—	1,348,689
Participant loans	—	389,296

	$(6,423,105)	$16,435,339

Citizens First National Bank 401(k) and Profit Sharing Plan

Notes to Financial Statements

December 31, 2009 and 2008

The fair value of individual investments that represented 5% or more of the Plan’s net assets available for benefits in either year were as follows:

	2009	2008

Harbor International Fund	$1,231,428	$680,597
American Funds Growth R3 Fund	1,694,694	1,019,776
T. Rowe Price Value ADV Fund	—	974,476
American Funds Fundamental Investment Fund	1,293,287	—
Fidelity Asset Manager Fund	2,174,554	1,914,790
American Funds Income R3 Fund	8,418,268	6,765,344
Vanguard Total Stock Market Fund	1,184,695	773,913
Federated Capital Preservation Fund	1,419,205	1,348,689
Princeton National Bancorp, Inc. Common Stock	936,606	1,718,456

Interest and dividends realized on the Plan’s investments for the years ended 2009 and 2008 were $604,771 and $708,503, respectively.

Note 4:                   Party-in-Interest Transactions

Party-in-interest transactions include those with fiduciaries or employees of the Plan, any person who provides services to the Plan, an employer whose employees are covered by the Plan, a person who owns 50 percent or more of such an employer, or relatives of such persons.

Active participants can purchase the common stock of Princeton National Bancorp, Inc., the parent of the Employer.  At December 31, 2009 and 2008, participants held 86,643 and 77,635 shares, respectively.

The Plan incurs expenses related to general administration and record keeping.  The Employer pays these expenses and certain accounting and auditing fees relating to the Plan.

Citizens First National Bank 401(k) and Profit Sharing Plan

Notes to Financial Statements

December 31, 2009 and 2008

Note 5:                   Plan Amendment

Effective November 14, 2009, the Plan’s definition of employer elections, nonelective contribution vesting, participant distribution notification, rollover of after-tax/Roth amounts, divestment of employer securities direct rollover of non-spousal distribution, beneficiary hardship distributions, in-service distributions, qualified reservist distribution, and direct rollover to Roth IRA was changed with respect to the “Pension Protection Act” and “Heart Act Provisions”.

Note 6:                   Fair Value of Plan Assets

ASC Topic 820, Fair Value Measurements, defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.  Topic 820 also establishes a fair value hierarchy which requires a plan to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value.  The standard describes three levels of inputs that may be used to measure fair value:

Level 1        Quoted prices in active markets for identical assets

Level 2        Observable inputs other than Level 1 prices, such as quoted prices for similar assets; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets

Level 3        Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets

Following is a description of the valuation methodologies used for assets measured at fair value on a recurring basis and recognized in the accompanying statements of net assets available for benefits, as well as the general classification of such assets pursuant to the valuation hierarchy.

Investments

Where quoted market prices are available in an active market, securities are classified within Level 1 of the valuation hierarchy.  Level 1 securities include common stock of Princeton National Bancorp, Inc., the parent company of the Employer, and mutual funds.  If quoted market prices are not available, then fair values are estimated by using pricing models, quoted prices of securities with similar characteristics or discounted cash flows.  Level 2 securities include a common collective trust fund.  In certain cases where Level 1 or Level 2 inputs are not available, securities are classified within Level 3 of the hierarchy and include participant loans.

Citizens First National Bank 401(k) and Profit Sharing Plan

Notes to Financial Statements

December 31, 2009 and 2008

The following table presents the fair value measurements of assets recognized in the accompanying statements of net assets available for benefits measured at fair value on a recurring basis and the level within the fair value hierarchy in which the fair value measurements fall at December 31, 2009 and 2008:

		2009 Fair Value Measurements Using
	Fair Value	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)

Common Stock	$936,606	$936,606	$—	$—
Mutual Funds	17,356,044	17,356,044	—	—
Common Collective Trust Fund	1,419,205	—	1,419,205	—
Participant Loans	462,431	—	—	462,431

	$20,174,286	$18,292,650	$1,419,205	$462,431

		2008 Fair Value Measurements Using
	Fair Value	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)

Common Stock	$1,718,456	$1,718,456	$—	$—
Mutual Funds	12,978,898	12,978,898	—	—
Common Collective Trust Fund	1,348,689	—	1,348,689	—
Participant Loans	389,296	—	—	389,296

	$16,435,339	$14,697,354	$1,348,689	$389,296

Citizens First National Bank 401(k) and Profit Sharing Plan

Notes to Financial Statements

December 31, 2009 and 2008

The following is a reconciliation of the beginning and ending balances of recurring fair value measurements recognized in the accompanying statements of net assets using significant unobservable (Level 3) inputs:

Participant Loans

Balance, January 1, 2008	$328,580

Purchases, issuances and settlements	60,716

Balance, December 31, 2008	389,296

Purchases, issuances and settlements	73,135

Balance, December 31, 2009	$462,431

Note 7:                   Current Economic Conditions

The current protracted economic decline continues to present employee benefit plans with difficult circumstances and challenges, which in some cases have resulted in large and unanticipated declines in the fair value of investments.  The financial statements have been prepared using values and information currently available to the Plan.

Given the volatility of current economic conditions, the values of assets recorded in the financial statements could change rapidly, resulting in material future adjustments in investment values that could negatively impact the Plan.

Note 8:                   Subsequent Events

Plan Amendments

Effective June 12, 2010, the Plan trustee was changed from JP Morgan Chase Bank, N.A. to DWS Trust Company.

Effective July 1, 2010, the Plan was amended for the addition of a Roth IRA 401(k) option as an investment elective to the Plan.

Supplemental Schedule

Identity of Issuer	Description of Investment	Current Value

Common Stock
Princeton National Bancorp, Inc.*	86,643 shares	$936,606

Mutual Funds
American Funds Growth R3 Fund	62,930 shares	1,694,694
Oppenheimer Small-Mid Value A Fund	26,681 shares	709,169
Harbor International Fund	22,443 shares	1,231,428
Fidelity Asset Manager Fund	181,515 shares	2,174,554
American Funds Income R3 Fund	545,225 shares	8,418,268
Vanguard Short Term Investment Fund	10,967 shares	116,145
Fidelity GNMA Fund	32,726 shares	371,445
Vanguard Total Stock Market Fund	43,158 shares	1,184,695
American Funds Fundamental Investment Fund	39,574 shares	1,293,287
Fidelity Freedom 2015 Fund	297 shares	3,100
Fidelity Freedom 2025 Fund	8,195 shares	85,143
Fidelity Freedom 2035 Fund	9 shares	94
Fidelity Freedom 2040 Fund	120 shares	859
Fidelity Freedom 2050 Fund	384 shares	3,204
Neuberger Berman Gensis Fund	3,067 shares	69,959
		17,356,044

Common Collective Trust Fund
Federated Capital Preservation Fund	138,621 shares	1,419,205

Participant Loans	4.25% to 9.25%	462,431

		$20,174,286

* Represents a party-in-interest to the Plan.